Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-117168 of Coca-Cola FEMSA, S. A. de C. V. and Subsidiaries on Form F-3 of our report dated February 9, 2004, appearing in the Annual Report on Form 20-F of Coca-Cola FEMSA, S. A. de C. V. and Subsidiaries for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Galaz, Yamazaki, Ruiz Urquiza, S.C.

A Member Firm of Deloitte Touche Tohmatsu

/s/     C.P.C. Juan Carlos Reynoso Degollado

        C.P.C. Juan Carlos Reynoso Degollado

Mexico City, Mexico

August 9, 2004